SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

July 30, 2004
(Date of earliest event reported)

ACE CASH EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20774 (Commission file number)	75-2142963 (I.R.S. employer identification no.)

1231 Greenway Drive, Suite 600
Irving, Texas 75038
(Address of principal executive offices)

(972) 550-5000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Item 5. Other Events

On July 30, 2004, the Registrant (“ACE”) amended and restated its existing credit agreement by entering into a First Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with a syndicate of banks led by Wells Fargo Bank, National Association (“Wells Fargo Bank”), as administrative agent, for itself and the other lenders thereunder (the “Lenders”).

The Amended Credit Agreement replaces the credit facilities provided under ACE’s Credit Agreement dated as of March 31, 2003, as amended. The Amended Credit Agreement extended the maturity date on ACE’s revolving credit facilities through June 30, 2008. (ACE’s prior credit agreement was scheduled to expire, and the indebtedness thereunder was scheduled to mature, on March 31, 2006.)

The Amended Credit Agreement continues to provide ACE with two revolving line-of-credit facilities:

•	a $140 million primary revolving credit facility that is available throughout the four-year term (increased from $120 million under ACE’s prior credit agreement); and

•	a $60 million seasonal revolving credit facility that is available to ACE during each year-end holiday and tax season (i.e., December 15 through March 15) during the four-year term (increased from $45 million under ACE’s prior credit agreement).

The revolving line-of-credit facilities continue to include, subject to certain conditions, a letter-of-credit facility from Wells Fargo Bank of up to $10 million (increased from $5 million under ACE’s prior credit agreement).

The interest rate charged ACE for borrowings under the Amended Credit Agreement has decreased from the rate charged under ACE’s prior credit agreement. Borrowings under the Amended Credit Agreement bear interest at a variable annual rate equal to, at ACE’s discretion, either:

•	The sum of (a) the greatest of (i) the prime rate publicly announced by Wells Fargo Bank, (ii) one percent plus the rate of interest on the secondary market for three-month certificates of deposit reported by the Board of Governors of the Federal Reserve System (the “Board of Governors”), multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum reserve percentages required by the Board of Governors to which Wells Fargo Bank is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities of approximately three months plus the annual assessment rate that is payable by a member of the Bank Insurance Fund classified as “well capitalized,” and (iii) the federal funds rate plus 0.5%; plus (b) a margin that varies from 1.25% to 2.25% per annum based on ACE’s debt-to- EBITDA ratio (decreased from the margin under ACE’s prior credit agreement, which varied from 1.5% to 2.75%). (For this ratio, “EBITDA” is ACE’s earnings before interest, taxes, depreciation, and amortization.) This interest rate adjusts on a daily basis.

•	The sum of (a) the London Interbank Offered Rate (“LIBOR”) for (at ACE’s discretion) one-, two-, three- or six-month maturities, multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum reserve percentages required by the Board of Governors to which Wells Fargo Bank is subject for Eurocurrency funding, plus (b) a margin that varies from 2.25% to 3.25% per annum based on ACE’s debt-to-EBITDA ratio (decreased from the margin under ACE’s prior credit agreement, which varied from 3.0% to 4.25%). This interest rate adjusts, at ACE’s discretion, at one-, two-, three-, or six-month intervals, in accordance with the corresponding LIBOR.

•	The sum of (a) LIBOR for one-month maturities, plus (b) a margin that varies from 2.25% to 3.25% per annum based on ACE’s debt-to-EBITDA ratio (decreased from the margin under ACE’s prior credit agreement which varied from 3.0% to 4.25%). This interest rate adjusts on a daily basis.

ACE has initially selected the third alternative described above as the annual interest rate for its current borrowings under the Amended Credit Agreement, and as of August 10, 2004, that interest rate was 4.125% (calculated using LIBOR plus 2.5%, which was the margin that the Lenders agreed ACE could use until ACE’s debt-to-EBITDA ratio is calculated upon delivery of ACE’s Form 10-K for the fiscal year ended June 30, 2004). Upon an event of default under the Amended Credit Agreement, the applicable annual interest rate is increased by three hundred basis points.

Interest on the outstanding principal amount borrowed under the Amended Credit Agreement is still payable monthly. The outstanding principal amount borrowed and all interest accrued under the primary revolving line-of-credit facility provided in the Amended Credit Agreement is payable on June 30, 2008. The outstanding principal amount and all interest accrued under the seasonal revolving line-of-credit facility provided in the Amended Credit Agreement is still payable on March 15 of each year. At the end of each fiscal quarter, beginning September 30, 2004, ACE must pay the Lenders a commitment fee equal to 0.5% per annum of the average daily unused portion of the credit available under the Amended Credit Agreement (which is the unused portion of the $140 million throughout the year and the unused portion of the $60 million seasonal facility from December 15 through March 15 each year). As under ACE’s prior credit agreement, ACE must also pay Wells Fargo Bank an annual agency fee of $60,000 in advance on each July 30. ACE paid $1.2 million in arrangement fees and up-front fees relating to the Amended Credit Agreement. Consistent with ACE’s prior credit agreement, ACE may (a) at any time reduce, in whole or in part (in $5 million increments), the available amount of the credit facilities provided in the Amended Credit Agreement and (b) subject to certain conditions, prepay, in whole or in part, the revolving credit facilities provided by the Amended Credit Agreement without penalty or premium.

The Amended Credit Agreement may be terminated before the stated expiration or maturity date of the revolving credit facilities — requiring all unpaid principal and accrued interest to be paid to the Lenders — upon any “event of default” as defined in the Amended Credit Agreement. The events of default in the Amended Credit Agreement are substantially similar to the events of default in ACE’s prior credit agreement.

ACE is subject to various restrictive covenants stated in the Amended Credit Agreement. Those restrictive covenants, which are typical of those found in credit agreements of these types, are substantially similar to the restrictive covenants contained in ACE’s prior credit agreement.

However, certain of the restrictive covenants in the Amended Credit Agreement, including the following, were amended from those in ACE’s prior credit agreement:

•	The limit on ACE’s capital expenditures during each fiscal year to specified amounts increased to $20 million for ACE’s 2005 fiscal year and thereafter (from $11 million and $12.25 million for ACE’s 2005 and 2006 fiscal years, respectively, under ACE’s prior credit agreement);

•	the limit on any acquisition of assets or capital stock of an entity in the retail financial services business increased to a purchase price of no more than $10 million (from $7 million under ACE’s prior credit agreement);

•	the requirement that ACE reduce its risk of increases in interest rates by entering into one or more interest-rate swap agreements, to convert to fixed-rate obligations its floating- or variable-rate interest obligations, was decreased to the lesser of (i) $30 million and (ii) fifty percent of the average amount of the unpaid loans outstanding during the prior month (from $60 million of ACE’s indebtedness under ACE’s prior credit agreement);

•	ACE’s financial coverage ratios were changed as follows:

•	ACE’s consolidated net worth at any time cannot be less than $133.7 million plus 75% of all net income earned in a calendar quarter, without deduction for any quarterly losses, plus 100% of the proceeds of any equity offering (under ACE’s prior credit agreement, ACE’s net worth could not be less than $64.04 million plus 75% of all net income earned in a calendar quarter, without deduction for any quarterly losses, plus 100% of the proceeds of any equity offering);

•	at the end of any fiscal quarter, ACE’s debt-to-EBITDA ratio cannot be more than 2.75-to-1.00 through December 31, 2005 and 2.50 to 1.00 thereafter (formerly 3.50-to-1.00 through June 30, 2005 and 3.25-to-1.00 thereafter under ACE’s prior credit agreement); and

•	at the end of each fiscal quarter, ACE’s cash flow coverage ratio cannot be less than 1.25-to-1.00 (formerly 1.15-to-1.00 under ACE’s prior credit agreement); and

•	payments to ACE security holders or toward permitted indebtedness may now be up to $20 million, so long as no “event of default” occurs or would result from any such payment. (ACE’s prior credit agreement only allowed ACE to make payments to American Capital Financial Services, Inc. and its affiliates relating to ACE’s $40 million senior subordinated secured promissory notes, which have been paid in full.)

ACE’s payment and performance of its obligations under the Amended Credit Agreement and the documents ancillary thereto continue to be secured by liens on all or substantially all of ACE’s and its subsidiaries’ (other than ACE Funding, LLC’s) assets. All of ACE’s subsidiaries (other than ACE Funding, LLC) guaranteed the obligations of ACE under the Amended Credit Agreement. The collateral arrangements entered into by ACE and its guarantor subsidiaries are substantially similar for each of Wells Fargo Bank, as administrative agent for the Lenders, and Travelers Express Company, Inc. (“Travelers”), which has a subordinate lien to secure ACE’s payment and performance of its obligations under a Money Order Agreement between ACE and Travelers and under the Money Transfer Agreement (regarding MoneyGram services). ACE and all of its secured creditors or agents for them, Wells Fargo Bank and Travelers, entered into a First Amended and Restated Intercreditor Agreement dated as of July 30, 2004 (the “Amended Intercreditor Agreement”), that includes agreements regarding the priority of distributions to the

Lenders and Travelers upon foreclosure and liquidation of the collateral subject to the security agreements executed by ACE and its guarantor subsidiaries and certain other intercreditor arrangements. The Amended Intercreditor Agreement replaces the Intercreditor Agreement dated as of March 31, 2003, as amended, that was in effect with ACE’s prior credit agreement.

Forward-looking Statements

     This Report contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

     Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors, could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, matters described in this Report and ACE’s other reports filed with the Securities and Exchange Commission, such as:

•	ACE’s relationships with Republic Bank & Trust Company, with Travelers and its affiliates, and with the Lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any litigation regarding ACE’s short-term consumer lending activities;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.

     ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of ACE’s Common Stock.

Item 7. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits. The following exhibits are filed herewith in accordance with the provisions of Item 601 of Regulation S-K:

10.1	First Amended and Restated Credit Agreement dated July 30, 2004, by and among ACE, Wells Fargo Bank, National Association, as administrative agent for the lenders, JPMorgan Chase Bank, J.P. Morgan Securities, Inc., U.S. Bank, National Association, Bank of America, N.A., Union Bank of California, N.A., Keybank National Association, and the lenders named in Schedule 2.01, together with the Exhibits and Schedules thereto. (Application for confidential treatment for a portion of the Schedules to this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.)

[Signature Page Follows]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE CASH EXPRESS, INC.
Dated: August 13, 2004	By:	/s/ WALTER E. EVANS
Walter E. Evans
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amended and Restated Credit Agreement dated July 30, 2004, by and among the Registrant, Wells Fargo Bank, National Association, as administrative agent for the lenders, JPMorgan Chase Bank, J.P. Morgan Securities, Inc., U.S. Bank, National Association, Bank of America, N.A., Union Bank of California, N.A., Keybank National Association, and the lenders named in Schedule 2.01, together with the Exhibits and Schedules thereto. (Application for confidential treatment for a portion of the Schedules to this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.)